UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2009

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-6622	53-0261100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 984- 9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) On February 19, 2009, the Washington Real Estate Investment Trust (“WRIT”) Compensation Committee and Board of Trustees approved written amendments to the plan for short-term incentive compensation of WRIT’s officers. WRIT’s Board of Trustees maintains discretion to further modify the plan.

WRIT maintains the short-term incentive compensation plan to provide WRIT’s officers the opportunity to receive cash awards based on the achievement of objective performance targets. The plan’s objectives are to attract and retain talented officers and to provide added incentives to achieve various objective performance targets.

Cash benefits under the amended short-term plan will first be paid in late 2009 with respect to the results and objectives for 2009, with 80% of the benefits paid by December 15 based upon 11 months performance and the balance paid by February 15 based upon the full 12 months’ performance. Subject to exceptions for retirement, death, disability or reduction in force, an officer must continue to be employed by WRIT on December 31 in order to receive the payment due on February 15.

The short-term incentive compensation plan, as amended, provides for the annual payment of cash bonuses based upon:

•	WRIT’s performance compared to its target for funds from operations (FFO) per share,

•	WRIT’s performance compared to its target for funds available for distribution (FAD) per share, and

•	the individual participant’s performance compared to target quantitative and qualitative measures for such participant.

In the case of FFO per share and FAD per share, these targets are set annually by the Compensation Committee. In the case of individual target quantitative and qualitative measures, these targets are set annually by the participant’s supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. At the end of each calendar year, the Compensation Committee will determine the percentage of actual FFO per share and FAD per share results achieved compared to target. As well, the participant’s supervisor or, in the case of the Chief Executive Officer, the Compensation Committee, will determine each participant’s actual performance compared to the target quantitative and qualitative measures for such participant. The FFO per share, FAD per share and individual target quantitative and qualitative measures will be weighted 50%, 30% and 20%, respectively. The Compensation Committee will assess market changes in each particular year and may adjust the financial performance outcome measures accordingly. However, the plan provides that any adjustments by the Compensation Committee will in all cases be 5% or less (added or subtracted to the performance outcome) and will be applied in the discretion of the Compensation Committee. In the event of a change in control of WRIT, performance will be determined on a pro rata basis through the date of change in control.

Participants will be paid cash bonuses equal to various percentages of their base salaries based upon actual performance of WRIT or the participant relative to target, with minimum and maximum thresholds.

Participants may opt to defer receipt of a portion or all of their annual short-term incentive bonuses by electing to convert the bonus amount into restricted share units at the market value of WRIT shares at the time of conversion. WRIT will match deferral elections with a grant of restricted share units equal to 25% of the restricted share units obtained by the deferral. The shares subject to the restricted share units will cliff vest three years from the grant date.

Further information regarding WRIT’s short-term incentive compensation plan is contained in WRIT’s 2008 Proxy Statement at page 9. This information is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin
Laura M. Franklin
Executive Vice President – Accounting and Administration

February 25, 2009